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                                                                    EXHIBIT 99.1


Contact:
Karen Novak
Western Multiplex
(408) 542-5282

      WESTERN MULTIPLEX REJECTS UNSOLICITED OFFER FROM DMC STRATEX NETWORKS

             BOARD REAFFIRMS COMMITMENT TO MERGER WITH PROXIM, INC.

SUNNYVALE, CALIF. - MARCH 5, 2002 - Western Multiplex Corporation (Nasdaq: WMUX) today announced that it has determined not to pursue the unsolicited offer made by DMC Stratex Networks, Inc. (Nasdaq: STXN). The Board of Directors, after consultation with management and its financial and legal advisors, has reaffirmed its commitment to the pending merger with Proxim, Inc. (Nasdaq:
PROX).

Jonathan N. Zakin, Chairman and CEO of Western Multiplex, said: "While we have the utmost respect for Stratex, we continue to believe in the long-term strategic and economic rationale for our 50:50 merger-of-equals with Proxim. We remain convinced of the potential revenue enhancement opportunities that can be realized through cross-selling each other's products, domestically and internationally, and from the introduction of new products in rapidly growing emerging markets, such as residential last mile access and integrated campus bridging with in-building distribution. In addition, as a result of the merger with Proxim, our shareholders will enjoy increased management depth and business scale, a broader combined technology and products portfolio, an expanded sales and distribution channel and reduced administrative expenses."

In a letter to Charles Kissner, Chairman and CEO of DMC Stratex, dated March 5, 2002, Mr. Zakin wrote:

         Dear Chuck:

                  As you know, Western Multiplex is a party to a merger-of-equals transaction with Proxim, Inc. pursuant to an Agreement and Plan of Reorganization dated January 16, 2002 ("the Agreement").

                  The Board of Directors has carefully reviewed and considered the unsolicited acquisition proposal set forth in your letter dated February 26, 2002 (your "offer"), consistent with its legal obligations and its obligations under the Agreement. In connection with its review, the Board has consulted extensively with its financial and legal advisors. The Board has determined not to pursue your offer. In particular, the Board was concerned about the consideration in your proposed acquisition of Western Multiplex, as well other deal terms and the inherent uncertainties and contingencies involved in your offer.
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                  Accordingly, the Board has reaffirmed its commitment to the merger with Proxim and its recommendation that Western Multiplex stockholders vote in favor of the merger with Proxim.

                                        Sincerely yours,


                                        Jonathan N. Zakin
                                        Chairman and Chief Executive Officer

Each of Proxim and Western Multiplex have announced that a special meeting of stockholders will be held by each company on Tuesday, March 26, 2002 to vote on their proposed merger. The boards of directors of each of Proxim and Western Multiplex recommend that their respective stockholders vote "FOR" the merger. If Western Multiplex and Proxim approve the merger at the special meetings, the merger is expected to close in the first calendar quarter.



About Western Multiplex

         Western Multiplex Corporation makes wireless equipment that connects networks between buildings. The company's products offer higher bandwidth, faster installation and lower cost compared to wire lines and fiber. The company's Tsunami(TM) brand includes point-to-point wireless Ethernet bridges with capacity of up to 430 Mbps, as well as point-to-multipoint systems with capacity of up to 60 Mbps. Western Multiplex also makes wireless equipment for cellular backhaul and other telco applications under its LYNX(R) brand, which includes Multiple T1/E1 and DS3 wireless links. For more information, visit www.wmux.com.

Safe Harbor

         This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are often identified by words such as "believe," "expect," "anticipate" and "intend."

         Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that the stockholders of Proxim will not approve the merger.

         Statements regarding the expected benefits of the transaction are subject to the following risks: that expected synergies will not be achieved; that businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products, services and technologies; increased competition and its effect on the company's pricing and need for marketing; the inability to establish or renew relationships with commerce, advertising, marketing, technology, and content providers; and to the general risks associated with the companies' businesses. These risks and uncertainties and the assumptions underlying any of the foregoing include risks are described in the registration statement on Form S-4 and other filings made by Western Multiplex and Proxim with the Securities and Exchange Commission (the "SEC"), including each company's annual report on Form 10-K filed on February 25, 2002 and subsequently filed reports.

Further Information

         Western Multiplex has filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement/prospectus that Western Multiplex and Proxim have mailed to their stockholders. The registration statement and the joint proxy statement/prospectus contain important information about Western Multiplex, Proxim, the merger and related matters. Investors and security
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holders are urged to read the joint proxy statement/prospectus carefully and are able to obtain free copies of these documents through the web site maintained by the SEC at http://www.sec.gov. In addition to the registration statement and the joint proxy statement/prospectus, Western Multiplex and Proxim file annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of the proposal letter from DMC Stratex Networks, Inc. has been filed with the SEC as an exhibit to Western Multiplex's Form 8-K dated February 26, 2002. You may read and copy any reports, statements and other information filed by Western Multiplex and Proxim at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York, and Chicago, Illinois. Please call the
SEC at 800-SEC-0330 for further information on public reference rooms. Western Multiplex's and Proxim's filings with the SEC are also available to the public from commercial document-retrieval services and the web site maintained by the SEC at http://www.sec.gov. The registration statement and joint proxy statement/prospectus and these other documents may also be obtained for free from the parties.